EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	State of Incorporation

Oneida Financial Corp	The Oneida Savings Bank	New York
The Oneida Savings Bank	Oneida Preferred Funding Corp.	New York
The Oneida Savings Bank	OneGroup NY, Inc.	New York
The Oneida Savings Bank	The State Bank of Chittenango	New York
The Oneida Savings Bank	Workplace Health Solutions Inc.	New York
The Oneida Savings Bank	Oneida Wealth Management, Inc.	New York
The Oneida Savings Bank	McMahon, Fenaroli & White, Inc.	New York
The Oneida Savings Bank	Oneida Preferred Funding II, LLC	New York